Exhibit 10.10

December 8, 2006

Martin Scott

Dear Martin:

We are pleased to offer you a position with Rambus as Senior Vice President, Engineering.

Your starting base salary will be $24,166.67/month, which over a full year would equal $290,000.00. You will also have a target bonus of $190,000.00 annually. You will be eligible for Rambus’ standard benefits package including insurance and 3 weeks annual vacation.

Rambus will grant an option to you to purchase 200,000 shares of Rambus stock. The option grant will automatically be made on the first business day of the first full month after your first day of employment at Rambus. Options vest as follows: no options will vest in the first six months; after six months 10% of options will vest; after that each month options will vest at a linear rate such that all options have vested to you five years from the date of grant. This is a standard vesting schedule. All vesting is subject to your remaining a Service Provider, as defined in our 2006 Equity Incentive (“Service Provider”), through the relevant vesting dates. Your option will otherwise have the standard terms and conditions of our form stock option agreement under the 2006 Equity Incentive Plan. Your ability to exercise, however, will be delayed until such time as the S-8 registration statement covering shares issuable under the 2006 Equity Incentive Plan becomes effective (the “Compliance Date”).

Additionally, on the Compliance Date, Rambus will grant you 20,000 Restricted Share Units under the following vesting schedule: 5,000 RSUs vesting twelve months after Compliance Date (or closest open window, if closed), and 5,000 vesting every twelve months for the following three years, subject to your remaining a Service Provider.

Enclosed is a copy of our Employment, Confidential Information and Invention Assignment Agreement. This document assigns rights to all inventions to Rambus and requires you to keep confidential all matters regarding Rambus technology and business relationships until Rambus has made such information public. Please read, sign, and return this agreement on your first day of work.

Also enclosed is a copy of our Insider Trading Compliance Program and our Code of Business Conduct and Ethics. Please review, sign the acknowledgment forms, and return on your first day of work.

Federal legislation requires all employers to verify the authorization to work of all employees. Under this law, you will be required to furnish documentation within 72 hours of starting work.

You and Rambus understand and acknowledge that your employment with Rambus constitutes “at-will” employment. You and Rambus acknowledge that this employment relationship may be terminated at any time, with or without good cause or notice or for any or no cause, at the option of either you or Rambus.

You represent that you (a) are not a party to an employment agreement or other contract or arrangement which prohibits your full time employment with Rambus, and (b) do no know of any conflict which would restrict your employment with Rambus.

This offer letter agreement, the agreements relating to your stock option and restricted stock unit awards referenced herein, the Confidential Information and Invention Assignment Agreement, our Insider Trading Compliance Program and our Code of Business Conduct and Ethics represent the entire agreement and understanding between you and Rambus as to the subject matter hereof, and supersede all prior or contemporaneous agreements, whether written or oral. No waiver, alteration, or modification, if any, of the provisions of this offer letter agreement shall be binding unless in writing and signed by duly authorized representatives of you and Rambus.

This offer letter agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the State of California. You hereby consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this offer letter agreement or relating to any arbitration in which you and Rambus are participants.

If you wish to accept employment at Rambus under the terms set out above, please sign and date this letter and return it to me no later than Friday, December 15, 2006, keeping the copy for your records. If you accept our offer we would like you to start as soon as possible.

Martin, I know you can do a great job for us. I believe Rambus is an excellent company that can provide you with a continuing challenge and opportunity for personal growth.

Sincerely,

/s/ Harold Hughes
Harold Hughes
CEO

I have read and accept the above:

/s/ Martin Scott	12/8/2006
Signature	Date Signed

December 26, 2006
Start Date